SCHEDULE 14A
SCHEDULE 14 INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ x ]

Check the appropriate box:

[    ]    Preliminary Proxy Statement

[ X  ]    Definitive Proxy Statement

[   ]     Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section
  240.14a-11(c) or Section 240.14a-12

Name of Registrant as Specified in Its Charter:

The Cheesecake Factory Incorporated

Name of Person(s) Filing Proxy Statement:

Culinary Workers Union, Local 226

Payment of Filing Fee (check the appropriate box)

[   ] $125 per Exchange Act Rules 0-11(c)(1)(ii),
      14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules
      14a-6(i)(4) and 0-11.


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PROXY STATEMENT

INDEPENDENT SHAREHOLDER SOLICITATION for
Annual Shareholders Meeting
The Cheesecake Factory Incorporated

May 13, 2003
Janet & Ray Scherr Forum Theatre
Thousand Oaks Civic Arts Plaza
2100 Thousand Oaks Boulevard
Thousand Oaks, CA 91362
9:00 a.m. (Pacific Time)

First released to Shareholders 4/8/03

Culinary Workers Union 226
Research Dept.
1630 S. Commerce St.
Las Vegas, NV 89102

Tel. (702) 387-7005
Fax: (702) 386-5241


To Fellow Cheesecake Factory shareholders:

     We are writing to urge you to support our shareholder proposals recommending reforms in corporate governance at The
Cheesecake Factory Incorporated (the "Company") and in the
Company's stock option policies.

     In our view, a key lesson from the recent corporate scandals is the importance of good corporate governance and clear and transparent accounting standards. In the long term, we believe that good corporate governance can maximize shareholder value, and protect shareholders from potential risks to a company's long-term success.

     However, we are concerned about the Company's poor corporate governance practices and restrictions on shareholder rights. We believe the Company's arsenal of anti-takeover devices--a classified board, a stockholder rights plan (or "poison pill"), blank check preferred stock,80% supermajority voting requirements, and restrictions on shareholders' ability to call special meetings or act by written consent--serve to unduly entrench management and our Board of Directors from shareholder influence. It is our opinion that enhancing shareholder rights at the Company and strengthening the Board's oversight role,rather than maintaining the Company's current entrenchment devices, is the best guarantee to ensure the continuing success of The Cheesecake Factory.

     In our view, The Cheesecake Factory's corporate governance practices, by insulating our Board from shareholder accountability, have contributed to the Company's practices regarding stock options. Our Company has aggressively awarded stock options to employees, resulting in significant dilution(and potential future dilution) for shareholders of the Company
(see Proposal 1 below for more information). However, the Company has awarded these stock options without accounting for the compensation cost in the income statement, and in large part through an employee stock option plan that has not been approved by shareholders. While these practices are legal, we believe they do not contribute to a clear and straightforward understanding by shareholders of the costs of the Company's stock option policies.

     Accordingly, we urge shareholders to support our call for improved corporate governance by voting FOR proposals recommending the board do the following:

     1. Adopt a policy to submit for shareholder approval all equity compensation plans, including the Year 2000 Performance
Stock Option Plan.

     2. Establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

     3. Submit the Stockholder Rights Plan or "Poison Pill" to a shareholder vote for approval, and if this approval is not granted in the form of a majority of shares outstanding, then the rights plan be redeemed.

     4. Repeal the provisions in the Articles of Incorporation and Bylaws that provide for the Company's classified board.

     5. Separate the position of the Chairman of the Board and Chief Executive Officer, and provide that the Chairman be an independent outside director elected by the directors.

     6. Broaden shareholder rights by removing the "super-majority" voting requirement.

     Below are the full text of our proposal, along with supporting statements for those proposals.


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     I.   SHAREHOLDER PROPOSALS RECOMMENDING REFORMS

     Proposal 1:    STOCKHOLDER APPROVAL OF  EQUITY COMPENSATION
                    PLANS

     RESOLVED, that the Shareholders of The Cheesecake Factory
("the Company") request the Board of Directors adopt a policy to submit to shareholder approval all equity compensation plans, including the Year 2000 Performance Stock Option Plan.

                           SUPPORTING STATEMENT

     Equity-based compensation plans have been used for many years by the Company to provide incentives for attracting and retaining qualified employees. Shareholders, including the proponent of this resolution, have supported the reasonable use of stock options. However, we believe that excessive dilution of shareholders' equity related to such plans can be unfair and costly to existing shareholders.

     Since 1992, the Company has authorized over 16 million stock options for employees, executives, and directors of the company. From 1995 through 2002 more than 7.6 million stock options have been exercised by employees or over 15% of the outstanding shares (in 2002)leading to significant dilution at the company. The Street.com wrote on January 16, 2003 that "Cheesecake illustrates well the "dirty little secret" of dilution from options. Its option program has resulted in a material transfer of property from shareholders to company management." FN1

     At the end of 2002, the Company's "option overhang" (the number of options outstanding and available for grant divided by shares outstanding)was over 17%. That means there is the potential of an additional 17% of the company's shares being introduced into the market, further diluting shareholders. On February 15, 2003, Standard and Poors noted in a report about The Cheesecake Factory that "Investors should be aware that the company's use of stock option grants could significantly dilute future earnings."



----------------------
FN1
None of the sources cited in this proxy statement are participants in this solicitation. Their consent to be quoted here has neither been sought nor offered.

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     Given the risks of dilution at the Company, we are concerned that shareholders have never approved one of the major stock option plans at the Company. At the 1999 annual meeting, the Board adopted the Year 2000 Performance Stock Option Plan (the "Plan") without shareholder approval. The Company did not disclose the existence of the Plan to shareholders until almost a year later, filing the Plan as an exhibit to a Registration Statement. Over the last 3 years, our Board of Directors has steadily authorized shares for grant under the plan from 675,000 shares in 1999 (split adjusted) to over 5.3 million shares in 2002 all without shareholder approval. FN2

     Our Company did not require shareholder approval of the Plan because of the listing regulations of NASDAQ which do not require approval of "broad based" stock option plans. However, reacting to widespread criticism of the abuse of stock option plans, NASDAQ has proposed requiring shareholder approval of most option plans. The rules await final approval from the SEC.

     Given the potential dilution resulting from this plan, and given that the Plan allows the Board to terminate the Plan at any time, we believe the Company should submit the Plan and future stock option plans for shareholder approval, whether or not the proposed NASDAQ rule is adopted.

     By voting for this resolution, shareholders can send a message strongly supporting the right of shareholders to vote on equity compensation plans.

Proposal 2:    EXPENSE STOCK OPTIONS

     RESOLVED, that the shareholders of The Cheesecake Factory
(the "Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

-------------------
FN2
Smaller stock option plans were submitted for shareholder approval in 1993 and 2001.


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                           SUPPORTING STATEMENT

     Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

     In our view, the lack of option expensing can promote excessive use of options in a company's compensation plans, obscuring and understating the cost of compensation. Our Company has used stock options as a compensation tool without directly accounting for the costs in the income statement.

     Prominent voices in the financial community are now calling for option expensing. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Alan Greenspan in 2002. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth."

     Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002 that "Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.'s have told their shareholders that options are cost-free ... When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?"

     Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act.

Proposal 3:    SHAREHOLDER APPROVAL OF POISON PILLS

     RESOLVED, that shareholders of The Cheesecake Factory urge the Board of Directors to submit its Stockholder Rights Plan or "Poison Pill" to a shareholder vote for approval, and if this approval is not granted in the form of a majority of shares outstanding, then the rights plan be redeemed.

                           SUPPORTING STATEMENT

     On August 4, 1998, the Board of Directors of the Company adopted, without shareholder approval, a poison pill labeled a "Stockholder Rights Plan." We believe this plan injures shareholders by reducing management accountability. The plan provides that should the Board be opposed to an offer for more than 15% of stock, then the Board can dilute the potential acquirer's interests by giving all other shareholders an additional share of stock for each share owned.

     Because the poison pill so dramatically curtails shareholders' rights to sell their stock, we believe shareholders not management should approve the adoption of any poison pill.

     Nell Minow and Robert Monks note in their 1992 book Power and Accountability that poison pills "amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

     The Council of Institutional Investors, an organization of large corporate, union, public pension plans calls for shareholder approval of all poison pills in its Shareholder Bill of Rights. Institutional Shareholder Services (ISS), a leading corporate governance advisor, notes in 2003 that "since investors suffer a diminuation of power as a result of the adoption of anti-takeover proposals, only shareholders should have the right to give this power away."

     Therefore, to assure shareholders that management respects the rights of shareholders to participate in the decisions that govern their own rights as shareholders and the Company's governance, we urge the Board to put the Stockholder Rights Plan up for a vote.

Proposal 4:    DECLASSIFY THE BOARD OF DIRECTORS

     RESOLVED, that shareholders of The Cheesecake Factory urge the Board of Directors to repeal the provisions in the Articles of Incorporation and Bylaws that provides for the Company's classified board. The declassification shall be completed in a manner that does not affect the unexpired terms of Directors previously elected.

                           SUPPORTING STATEMENT

     The Cheesecake Factory's Board of Directors is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

     We believe that the staggered structure of The Cheesecake Factory's board is not in the best interests of shareholders because it reduces the accountability of the Board to shareholders and is an unnecessary takeover defense. In addition, because directors at the Company may only be removed "for cause," it is our view that the Board is further entrenched at the Company. Shareholders should have the opportunity to vote on the performance of the entire board each year.

     Moreover, according to a May, 2002 study by Harvard University's John M. Olin Center For Law, Economics, And Business, classified boards may not lead to higher premiums for companies subject to hostile takeovers. According to the study,"Shareholders of targets that remained independent were made worse off, on average, than shareholders of targets that accepted either the hostile bid or a white knight offer. Furthermore, effective staggered boards did not seem to provide sufficient countervailing benefits, in terms of increased premiums, to offset the costs of remaining independent. Overall, the authors estimate that effective staggered boards reduced returns for shareholders of hostile bid targets on the order of 8-10 percent in the nine months after the hostile bid was launched."

     In addition, many institutional investors are increasingly opposed to classified boards, including Fidelity, the California Public Employees Retirement System, and Vanguard. According to Georgeson, in 2001 proposals to declassify the board received on average 60% of votes cast.

     We urge shareholders to demand that The Cheesecake Factory declassify the Board, and adopt annual elections.

Proposal 5:    SEPARATE THE POSITION OF CHAIRMAN AND CHIEF
               EXECUTIVE OFFICER

     RESOLVED, that the shareholders of The Cheesecake Factory urge the Board of Directors to amend the Company's Bylaws to separate the position of the Chairman of the Board and Chief Executive Officer, and that the Chairman be an independent, outside director, elected by the directors.

                           SUPPORTING STATEMENTS

     The Cheesecake Factory's Board of Directors consists of five directors, with David Overton serving as both the Chairman of the Board and as Chief Executive Officer ("CEO") of the Company.

     In our view, the positions of Chairman and CEO are distinct jobs requiring different responsibilities. We believe the primary purpose of the board of directors is to protect shareholders' interests by providing independent oversight of management, including the CEO. We are concerned that one person holding both positions reduces the board's ability to oversee the Company. For example, a Board Chairman typically sets the Board's agenda: if the Chairman does not place a problem on the agenda, then outside directors may not learn of it in a timely way.

     In January 2003, the Conference Board, an influential business advisory group, as part of its corporate governance recommendations urged "companies to carefully consider separating
the offices of Chairman of the Board and CEO."   The Conference
Board noted that "the responsibilities of leading the board and of managing the company are distinct. The CEO is the highest-ranking member of the management team. As such, he or she is accountable for the corporation's management and performance. As noted above, the board is charged with ensuring that management is carrying out its responsibilities in the company's and the shareowners' best long-term interests. Typically, the CEO is a member of the board, but he or she is also part of the management team that the board oversees. This dual role can provide a potential for conflict, particularly in those cases in which the CEO attempts to dominate both the management of the company and the exercise of the responsibilities of the board."

     Moreover, the Conference Board added that it was "profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance."

     Two-thirds of directors responding to a 2002 McKinsey & Co. survey favored splitting the roles of chairman and CEO as a way to reform the way corporations operate and prevent business collapses like Enron, said a McKinsey & Co. corporate governance survey. That survey was answered by 180 directors sitting on the boards of more than 500 U.S. companies.

     Accordingly, we believe that splitting the positions of Chairman and CEO will strengthen and improve corporate governance at the Company. While Mr. Overton's current employment agreement provides for him to have both positions, the proposal recommends that future agreements not require this.

Proposal 6:    SHAREHOLDER VOTING RIGHTS

     RESOLVED, that the shareholders of The Cheesecake Factory urge the company to broaden shareholder rights by removing the "super-majority" voting requirement.

                           SUPPORTING STATEMENT

     We believe the ability of shareholders to exercise their rights to be fundamental to good corporate governance, including amendment of bylaws by a majority of shares outstanding.

     However, the Company's articles of incorporation require a super-majority (80%) of shares to approve bylaw amendments. We believe this unduly limits shareholders' influence and role in the company.

     Accordingly, we urge the Board of Directors to remove this barrier to he exercise of shareholder rights.

     II.       PROXY VOTING:

     PLEASE USE THE ENCLOSED PROXY CARD TO VOTE FOR THE
PROPOSALS. YOU WILL ALSO RECEIVE A PROXY CARD FROM MANAGEMENT. IF
YOU SUPPORT ANY OF THE PROPOSALS,  DO NOT SEND BACK MANAGEMENT'S
CARD (UNLESS THAT CARD GIVES YOU A CHANCE TO VOTE ON SUCH
PROPOSALS). ANY PROXY CARD YOU HAVE SIGNED IS CANCELLED OUT BY
SUBMITTING A LATER-DATED PROXY CARD.

     We intend to solicit at least a majority of the voting power of the outstanding stock. You can revoke any proxy vote prior to the tally at the shareholders meeting by signing and submitting a new proxy card, by sending written notice of revocation to the proxy holder, or by appearing at the meeting and voting in person. The record date for eligibility to vote is March 17, 2003.

     Our proposals are non-binding recommendations to the board. Passage of these proposals requires approval of a majority of votes cast. We seek no discretionary voting authority for the meeting: we will vote your stock as you instruct us. If you return the enclosed card but give us no instructions, we will vote your stock FOR our proposals and not vote the card in the director selection nor on any other matter. The Company's bylaws require 60 days' advance notice before any matter may be raised at the meeting, and therefore we do not expect any matter to be raised at the meeting that is not addressed in this proxy statement. We incorporate by reference all information concerning the board of directors and voting procedures contained in management's proxy statement. Information pertaining to the board of directors is found on page 2, and voting procedures are on page 1.

     III.      INFORMATION ON PARTICIPANTS IN THIS SOLICITATION:

     The sole participants in this solicitation will be the Culinary Workers Local 226 ("Culinary") and its staff. The Culinary offices are at the above address. Culinary represents approximately 25,000 employees of Las Vegas resorts in collective bargaining. Also, Culinary owns 106 shares of Cheesecake common stock. Culinary representatives are co-trustees (along with management representatives) of the Southern Nevada Culinary & Bartenders Pension Trust Fund. This Trust Fund beneficially owned 25,900 shares of Cheesecake common stock [as of last report (1/31/03)]. Culinary is affiliated with the Hotel Employees and Restaurant Employees International Union (HEREIU). HEREIU and its affiliates have engaged in shareholder solicitations on corporate governance issues at several companies in the last 5 years.

     Cheesecake's workforce is not unionized. However, Culinary has an ongoing organizing drive at Cheesecake's Grand Lux Cafe in Las Vegas, Nevada. That restaurant is within the Venetian resort, which Culinary has occasionally picketed in recent years(that resort is non-union and replaced the Sands Hotel, which was unionized). We do not seek your support in labor matters, and do not believe that enactment of the proposals would have any impact on such matters. The proposals and Culinary's proxy cards will be presented at the meeting regardless of any developments in such matters.

     Culinary will bear all solicitation costs (anticipated at $10,000) and will not seek reimbursement from the Company. Culinary will solicit proxies by mail, phone, e-mail, fax and in person using its regular staff, who shall not receive any additional compensation, but Culinary may also hire an outside solicitor. Culinary will reimburse banks, brokers, and other custodians, nominees or fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners.

     IV.  YOUR RIGHT TO MAKE SHAREHOLDER PROPOSALS:

     If a shareholder has owned more than $2000 worth of stock for more than a year and meets the other criteria of SEC Rule 14a-8, then he or she has the legal right to have a proposal appear in management's proxy statement and proxy card. The deadline for shareholders to submit proposals for inclusion in management's proxy materials for the year 2004 is December 9, 2003.

     V.   EXECUTIVE COMPENSATION/SECURITY OWNERSHIP OF
          MANAGEMENT AND 5% OWNERS:

     We incorporate by reference the information contained in management's proxy statement at pages 6-9.


_____________________________________________________

PLEASE RETURN THE ENCLOSED PROXY CARD TODAY.

     For more information, contact Culinary's Research Department at (702) 387-7005.

     VOTE FOR THE CORPORATE GOVERNANCE REFORM PROPOSALS.



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                 NOT SOLICITED BY MANAGEMENT

PROXY CARD
solicited by Culinary Workers Local 226 for Annual Shareholders
Meeting of Cheesecake Factory, May 13, 2003

     The undersigned hereby designates Culinary Workers Local 226 Research Analyst Chris Bohner, with full power of substitution, as the proxy of the undersigned for the sole purpose of voting all stock of the undersigned in the manner marked below at the Cheesecake Factory annual shareholders meeting for 2003. This proxy card grants no discretionary voting authority: if matters come before the meeting other than the items below, the stock of the undersigned will not be voted on such matters.

1. ELECTION OF DIRECTORS

For: [  ]

MANAGEMENT NOMINEES:     01 Jerome I. Kransdorf
                         02 Wayne H. White


To withhold authority for individual candidates, cross out name(s).

Withhold Authority as to all above:   [  ]

CULINARY MAKES NO RECOMMENDATION ON THE DIRECTORS ELECTION


CULINARY LOCAL 226 URGES A VOTE FOR  SHAREHOLDER
PROPOSALS RECOMMENDING THE FOLLOWING :

2.   PUT EQUITY COMPENSATION PLANS UP FOR A SHAREHOLDER VOTE

FOR THIS PROPOSAL: [  ] AGAINST THIS PROPOSAL: [  ] ABSTAIN: [  ]

3.   EXPENSE STOCK OPTIONS

FOR THIS PROPOSAL: [  ] AGAINST THIS PROPOSAL: [  ] ABSTAIN: [  ]

4.   PUT THE POISON PILL UP FOR A SHAREHOLDER VOTE

FOR THIS PROPOSAL: [  ] AGAINST THIS PROPOSAL: [  ] ABSTAIN: [  ]


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5.   DECLASSIFY THE BOARD OF DIRECTORS

FOR THIS PROPOSAL: [  ] AGAINST THIS PROPOSAL: [  ] ABSTAIN: [  ]

6.   ELIMINATE 80% SUPERMAJORITY VOTE REQUIREMENT

FOR THIS PROPOSAL: [  ] AGAINST THIS PROPOSAL: [  ] ABSTAIN: [  ]

7.   BROADEN SHAREHOLDER VOTING RIGHTS

FOR THIS PROPOSAL: [  ] AGAINST THIS PROPOSAL: [  ] ABSTAIN: [  ]

If no direction is made above, Culinary will vote this card FOR the proposals and not vote it in the directors' election.


Dated: ________

SIGNATURE:_______________________________________

PRINT NAME:____________________________________

TITLE (if shares not held in above name):
________________________


Optional information so we can make sure your vote gets counted and provide you more info about shareholder issues at Cheesecake
(your info will not be put to any other use):


Telephone _________ Fax ____________ E-mail address: ____________

This card can be returned in the enclosed envelope or by fax to
(702) 386-5241.